Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Matt Schroder	Thierry Denis
419.248.8987	419.248.5748

Owens Corning Warrants to Expire on October 31, 2013

TOLEDO, OH – OCT. 17, 2013 – Owens Corning (NYSE: OC) is reminding holders of its Series A Warrants (NYSE: OCWAW), (CUSIP Number 690742119) and its Series B Warrants (NYSE: OCWSB), (CUSIP Number 690742127) that the Series A and Series B Warrants (the “Warrants”) expire on October 31, 2013 (the “Expiration Date”). The Warrants were issued effective October 31, 2006 and will terminate, cease to be exercisable and become void as of 5:00 p.m. Eastern Time on the Expiration Date.

The New York Stock Exchange (“NYSE”) has notified Owens Corning that trading in the Warrants will be suspended after the close of business on October 25, 2013 to ensure that all trades settle in time to allow purchasers to exercise the Warrants, if applicable, prior to the Expiration Date.

Warrant holders may obtain further information by reviewing the Frequently Asked Questions posted on the Owens Corning investor website (http://investor.owenscorning.com/investor-toolbox/faq) or by contacting their brokers or Wells Fargo Shareowner Services, Owens Corning’s transfer agent.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune® 500 Company for 59 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Celebrating its 75th anniversary in 2013, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $5.2 billion in 2012 and approximately 15,000 employees in 27 countries on five continents. Additional information is available at www.owenscorning.com.

Copyright © 2013 Owens Corning